Exhibit 10.1

Amendment to Amended and Restated Employment Agreement

This Amendment to Amended and Restated Employment Agreement (the “Amendment”) is entered into by and between Nova Lifestyle, Inc., a Nevada corporation (the Company”), and Thanh H. Lam, an individual resident of the State of California (“Employee”, together with the Company, the “Parties”) on July 24, 2017.
Whereas, the Parties entered into the Amended and Restated Employment Agreement (the “Agreement”) on May 3, 2013; and
Whereas, the Employee was appointed as Chief Executive Officer of the Company on April 10, 2017 and Compensation Committee and the Board of the Company have agreed to increase the annual base salary of the Employee from $80,000 to $100,000.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:
1. Amendment
1.1 Section 2(a) of the Agreement shall be deleted in its entirety and replaced with the following language:

 (a) Subject to the terms hereof, the Company hereby employs Employee to serve as Chief Executive Officer and President of the Company, and Employee accepts such employment with the Company on the terms set forth in this Agreement.  In such capacity, Employee shall perform the duties appropriate to such office or position, and such other duties and responsibilities commensurate with such position as are assigned to her from time to time by the Board or its designee(s).  Employee agrees that she will devote her full working time and best efforts to the performance of her duties under this Agreement for and on behalf of the Company, and will not work for anyone else or engage in any activity in competition with or detrimental to the Company.

1.2  Section 3(a) of the Agreement shall be deleted in its entirety and replaced with the following language:

 (a) Base Compensation.  In consideration of the services rendered by Employee, and subject to the terms and conditions hereof, the Company will pay Employee during the Term an annual base salary of One Hundred Thousand Dollars ($100,000), which may be modified by the Board from time to time (the “Base Compensation”).  Such Base Compensation shall be payable in accordance with the regular payroll practices of the Company.

2.  Effect of Amendment. Except as amended hereby, or as otherwise amended, all terms of the Agreement remain in full force and effect, and constitute the legal, valid, binding and enforceable obligations of the Parties thereto.

3.  Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

[Signature page to follow]

IN WITNESS WHEREOF, Employee has hereunder set her hand and seal, and the Company has caused this Amendment to be executed by its duly authorized officer, as of the day and year first above written.

“EMPLOYEE”: /s/ Thanh H. Lam Thanh H. Lam
“COMPANY”: Nova Lifestyle, Inc. By: /s/ Yuen Ching Ho Name: Yuen Ching Ho Title: Chief Financial Officer